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                                                                      Exhibit 12

                             Cytec Industries Inc.
               Computation of Ratio of Earnings to Fixed Charges
                         (Dollar amounts in millions)

                                                         Three
                                                      Months Ended
                                                      ------------
                                                  3/31/98       3/31/98
                                                  -------       -------

     Earnings (loss) before income taxes            52.2          45.2
      Add:
           Interest on indebtedness
                net of capitalized interest          6.4           1.6
          Portion of rents representative
                of the interest factor               1.7           1.3
                                                   -----         -----
     Earnings as adjusted                           60.3          48.1
     Fixed charges:
          Interest on indebtedness                   6.5           1.8
            Portion of rents representative
                of the interest factor               1.7           1.3
                                                   -----         -----
     Fixed charges                                   8.2           3.1
                                                   -----         -----
     Ratio of earnings to fixed charges              7.4          15.5
                                                   -----         -----